                                 FORTIS MASTERS
                       FIRST FORTIS LIFE INSURANCE COMPANY

                               FILE NO. 333-14761

        SUPPLEMENT DATED JULY 5, 2005 TO THE PROSPECTUS DATED MAY 2, 2005

The following Sub-Accounts and underlying Funds are added in alphabetical order to the cover page of the prospectus:

     - HARTFORD DIVIDEND AND GROWTH HLS FUND SUB-ACCOUNT which purchases Class IA shares of Hartford Dividend and Growth HLS Fund of Hartford Series Fund, Inc.

     - HARTFORD EQUITY INCOME HLS FUND SUB-ACCOUNT which purchases Class IA shares of Hartford Equity Income HLS Fund of Hartford Series Fund, Inc.

     - HARTFORD FOCUS HLS FUND SUB-ACCOUNT which purchases Class IA shares of Hartford Focus HLS Fund of Hartford Series Fund, Inc.

     - HARTFORD GLOBAL ADVISERS HLS FUND SUB-ACCOUNT which purchases Class IA shares of Hartford Global Advisers HLS Fund of Hartford Series Fund, Inc.

     - HARTFORD GROWTH HLS FUND SUB-ACCOUNT which purchases Class IA shares of Hartford Growth HLS Fund of Hartford Series Fund, Inc.

     - HARTFORD INTERNATIONAL CAPITAL APPRECIATION HLS FUND SUB-ACCOUNT which purchases Class IA shares of Hartford International Capital Appreciation HLS Fund of Hartford Series Fund, Inc.

     - HARTFORD INTERNATIONAL SMALL COMPANY HLS FUND SUB-ACCOUNT which purchases Class IA shares of Hartford International Small Company HLS Fund of Hartford Series Fund, Inc.

     - HARTFORD MORTGAGE SECURITIES HLS FUND SUB-ACCOUNT which purchases Class IA shares of Hartford Mortgage Securities HLS Fund of Hartford Series Fund, Inc.

     - HARTFORD VALUE HLS FUND SUB-ACCOUNT which purchases Class IA shares of Hartford Value HLS Fund of Hartford Series Fund, Inc.

Under the "Fee Tables" section, the table showing the minimum and maximum fund operating expenses is deleted and replaced with the following:


                                                            MINIMUM     MAXIMUM
                                                            -------     -------
Total Annual Fund Operating Expenses
(these are expenses that are deducted from Fund assets,
including management fees, Rule 12b-1 distribution
and/or service fees, and other expenses)                     0.43%       1.08%

Under the "Fee Tables" section, the example following the Fee Table is deleted and replaced with the following:

     (1) If you Surrender your Contract at the end of the applicable time period:

                           1 year                              $  914
                           3 years                             $1,266
                           5 years                             $1,609
                           10 years                            $2,792

     (2) If you annuitize at the end of the applicable time period:

                           1 year                              $  249
                           3 years                             $  766
                           5 years                             $1,309
                           10 years                            $2,792

     (3) If you do not Surrender your Contract:

                           1 year                              $  249
                           3 years                             $  766
                           5 years                             $1,309
                           10 years                            $2,792

The first paragraph under "The Funds" in the "General Contract Information"
section is deleted and replaced with the following:

     Hartford Series Fund, Inc. is a Maryland Corporation registered with the Securities and Exchange Commission as an as an open-end management investment company. The Hartford HLS Funds are sponsored and administered by Hartford or its affiliates. Hartford Advisers HLS Fund, Hartford Capital Appreciation HLS Fund, Hartford Disciplined Equity HLS Fund, Hartford Dividend and Growth HLS Fund, Hartford Equity Income HLS Fund, Hartford Focus HLS Fund, Hartford Global Advisers HLS Fund, Hartford Global Leaders HLS Fund, Hartford Growth HLS Fund, Hartford High Yield HLS Fund, Hartford Index HLS Fund, Hartford International Capital Appreciation HLS Fund, Hartford International Opportunities HLS Fund, Hartford International Small Company HLS Fund, Hartford Money Market HLS Fund, Hartford Mortgage Securities HLS fund, Hartford Stock HLS Fund, Hartford Total Return Bond HLS Fund and Hartford Value HLS Fund are series of Hartford Series Fund, Inc.

The fourth and fifth paragraphs under "The Funds" in the "General Contract Information" section are deleted and replaced with the following:

     Hartford Advisers HLS Fund, Hartford Capital Appreciation HLS Fund, Hartford Disciplined Equity HLS Fund, Hartford Dividend and Growth HLS Fund, Hartford Equity Income HLS Fund, Hartford Focus HLS Fund, Hartford Global Advisers HLS Fund, Hartford Global Leaders HLS Fund, Hartford Growth HLS Fund, Hartford Growth Opportunities HLS Fund, Hartford International Capital Appreciation HLS Fund, Hartford International Small Company HLS Fund, Hartford International Opportunities HLS Fund, Hartford SmallCap Growth HLS Fund, Hartford Stock HLS Fund, Hartford Value HLS Fund and Hartford Value Opportunities HLS Fund are sub-advised by Wellington Management Company, LLP ("Wellington").

     Hartford High Yield HLS Fund, Hartford Index HLS Fund, Hartford Money
     Market

     HLS Fund, Hartford Mortgage Securities HLS Fund, Hartford Total Return Bond HLS Fund and Hartford U.S. Government Securities HLS Fund are sub-advised by Hartford Investment Management Company ("Hartford Investment Management")

The following is added to the investment goals under the "The Funds" within the "General Contract Information" section in alphabetical order:

     HARTFORD DIVIDEND AND GROWTH HLS FUND -- Seeks a high level of current income consistent with growth of capital. Sub-advised by Wellington Management Company, LLP.

     HARTFORD EQUITY INCOME HLS FUND -- Seeks a high level of current income consistent with growth of capital. Sub-advised by Wellington Management Company, LLP.

     HARTFORD FOCUS HLS FUND -- Seeks long-term capital appreciation. Sub-advised by Wellington Management Company, LLP.

     HARTFORD GLOBAL ADVISERS HLS FUND -- Seeks maximum long-term total rate of return. Sub-advised by Wellington Management Company, LLP.

     HARTFORD GROWTH HLS FUND -- Seeks long-term capital appreciation. Sub-advised by Wellington Management Company, LLP.

     HARTFORD INTERNATIONAL CAPITAL APPRECIATION HLS FUND -- Seeks capital appreciation. Sub-advised by Wellington Management Company, LLP.

     HARTFORD INTERNATIONAL SMALL COMPANY HLS FUND -- Seeks capital appreciation. Sub-advised by Wellington Management Company, LLP.

     HARTFORD MORTGAGE SECURITIES HLS FUND -- Seeks maximum current income consistent with safety of principal and maintenance of liquidity by investing primarily in mortgage-related securities. Sub-advised by Hartford Investment Management Company.

     HARTFORD VALUE HLS FUND -- Seeks long-term total return. Sub-advised by Wellington Management Company, LLP.

The following is added as the third paragraph to the Accumulation Unit Values tables in the Prospectus:

     There is no information for Hartford Dividend and Growth HLS Fund, Hartford Equity Income HLS Fund, Hartford Focus HLS Fund, Hartford Global Advisers HLS Fund, Hartford Growth Fund, Hartford International Capital Appreciation Fund, Hartford International Small Company HLS Fund, Hartford Mortgage Securities HLS Fund or Hartford Value HLS Fund Sub-Accounts because as of December 31, 2004, the Sub-Accounts had not yet commenced operations.

THIS SUPPLEMENT SHOULD BE RETAINED WITH THE PROSPECTUS FOR FUTURE REFERENCE.

HV-5169